Exhibit 10.1

Memorandum of Understanding

This Memorandum of Understanding ("MOU"), dated this 22nd day of June 2010 (the "Effective Date"), by and between Netspace International Holdings a corporation duly organized and existing under the laws of the State of Delaware, trading under the symbol NSIH.PK and doing business as Alternative Fuels Americas (“AFA”), with primary offices at 2020 NE 163rd Street, North Miami, Florida, 33162, and United Biofuels of America, (“UBA”), a company organized under the laws of Costa Rica, with its main place of business at 200 Meters North of University Nationale, corner office, right hand side, Heredia, Costa Rica.

WHEREBY AFA and UBA wish to reach an agreement whereby AFA would acquire a specified equity position in UBA in exchange for stock in AFA, as disclosed herein.

THEREFORE, to facilitate the acquisition the parties agree as follows:

(1)           AFA agrees to Purchase a 100% stake in UBA under terms and conditions to be outlined herein and under contract to be negotiated and an agreement reached and finalized in not more than 60 days from the signing of this Agreement.

(2)           AFA shall acquire UBA’s assets, including all operational history, knowledge base, industry relationships, pending and existing projects and all other operational assets.

(3)           The management of AFA and the management of UBA shall all be required to sign employment agreements that require their 100% commitment to the newly combined company for a period of not less than five (5) years. The employment agreements will have scaled compensation models that include salary increases, bonuses and stock options against milestones.

(4)           AFA commits to transferring 48 million (48,000,000), valued at $1.2 million ($1,200,000) in exchange for the said 100% equity position in UBA.

(5)           The newly combined entity will spin off UBA’s consulting operations and form a not- for-profit entity that will be called United Biofuels of America (UBA).

(6)           The structure, format, parameters of operations and the UBA – AFA connection will be determined by the newly combined entity.

(7)           If a final agreement is not reached between the parties, UBA shall provide AFA with $20,000 in advisory and other services. based on standards rates UBA can demonstrate it has charged in the marketplace, or rates of fees published by UBA in its corporate literature.

(8)           AFA and UBA will work to combine operations and develop a joint business plan and tactical (project specific) plans within one month of the signing of this agreement.

(9)           The combined operational costs of the new entity will be covered by the newly combined AFA, AFA will begin covering the operational costs retroactive to June 1, 2010 upon signing of an agreement.

(10)        Capital recruitment will be the responsibility of management, including lead generation, networking, deal structuring, offer structuring, presentation and closing. The primary tasks will be the responsibility of current AFA management, with current UBA management providing support as needed and requested.

(11)        The equity shares of the AFA will be transferred to UBA stakeholders as submitted by UBA upon the signing of the agreement concluded by the respective companies’ attorneys and approved by the Board of Directors of AFA.

(12)        Upon completion of the acquisition AFA will form and register a Costa Rican based company to be called Alternative Fuels Americas Costa Rica (AFA-CR). AFA-CR will be a wholly owned subsidiary of AFA.

(13)        AFA-CR’s management team will be the current UBA team.

(14)        The combined new entity will determine the management of the not-for-profit United Biofuels of America (UBA), with Danny Yepez as its first Chairman.

(15)        The conclusion of this agreement is subject to due diligence, for which UBA agrees to provide AFA with all information requested and needed, including but not limited to bank and other financial records and copies of executed agreements. This information shall be provided in a timely manner.

(16)        Each party shall be responsible for the costs associated with concluding an agreement, including but not limited to legal fees, travel costs and other related expenses.

(17)        The final agreement between the parties, although to be negotiated and concluded within 30 days of the signing of this Agreement, shall include the following elements, as per the agreement of the parties:

(a)          Decision Making – decision making will be conducted through consensus. Craig Frank shall remain the CEO of AFA. Danny Yepez shall be President of AFA-CR.

(b)          Planning – planning will take place during monthly meetings held at the Company’s offices in Costa Rica. On occasion the management of AFA-CR will be asked to attend meetings in Florida.

(c)          Operations - Operations will be conducted in all theaters of activity, coordinated by weekly online or telephone based meetings and monthly on-site management meeting.

(d)          Compensation – the compensation of management shall be the decision of the Company’s Board of Directors at senior levels and the decision of the CEO at lower levels. Danny Yepez is to receive an $85 thousand ($85,000) signing bonus to be distributed over 6 equal monthly payments, commencing at the signing of this agreement.

This Agreement represents the entire Memorandum of Understanding between the parties, and all prior discussions and negotiations are merged in it. This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

The foregoing correctly sets forth the understanding and agreement between the parties.

Alternative Fuels America

/s/ Craig Frank
By: Craig Frank
Its: CEO

United Biofuels of America

/s/ Danny Yepez
By: Danny Yepez
Its: President